UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

proxy statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Dear Superior Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of Superior Industries International, Inc. (“we,” “us” or the “Company”), which will be held at the Company’s headquarters at 26600 Telegraph Road, Suite 400, Southfield, Michigan 48033 on August 30, 2017, at 8:30 a.m. Eastern Daylight Time.

On March 22, 2017, we entered into an Investment Agreement with TPG Growth III Sidewall, L.P. (“TPG” or the “Investor”) pursuant to which we agreed to issue a number of shares of Series A Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and Series B Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), to the Investor for an aggregate purchase price of $150 million (the “Investment”). The Series A Preferred Stock is convertible into shares of our common stock, par value $0.01 per share, at the option of the holder or, upon the occurrence of certain events, at our option. The Series B Preferred Stock is convertible into Series A Preferred Stock only upon receipt of approval by Superior’s stockholders as described herein. At the closing of the Investment on May 22, 2017, we issued 140,202 shares of Series A Preferred Stock, which was equal to 19.99% of the shares of common stock outstanding on such date on an as converted basis, and 9,798 shares of Series B Preferred Stock to the Investor.

At the Special Meeting, holders of shares of our common stock and Series A Preferred Stock (other than the Investor) will be asked to consider and vote on a proposal to approve the following rights in connection with the Investment: (i) the conversion of all outstanding shares of Series B Preferred Stock into shares of Series A Preferred Stock and the subsequent issuance of shares of common stock upon election by the holder to convert the Series A Preferred Stock, and the right to receive additional shares of Series A Preferred Stock relating to non-cash dividends paid in the form of an increase in the Stated Value (as defined below) of the Series A Preferred Stock (collectively, the “Conversion Right”) and (ii) the Investor’s preemptive rights to participate in future Company issuances of common stock or securities convertible into or exercisable for common stock (the “Preemptive Right”), each of which right requires the approval of the Company’s stockholders in accordance with the rules and regulations of The New York Stock Exchange (the “NYSE”). We refer to the proposals to approve the Conversion Right and the Preemptive Right collectively as the “Equity Rights Proposal.”

Our Board of Directors unanimously approved the Equity Rights Proposal and recommends that our stockholders vote “FOR” the Equity Rights Proposal.

If our stockholders do not approve the Equity Rights Proposal presented at the Special Meeting, the Series B Preferred Stock will not be converted into Series A Preferred Stock, and the dividend rate applicable to the Series B Preferred Stock will increase from 9% per annum to 11% per annum beginning on September 19, 2017. Dividends on the Preferred Stock are payable, at the Company’s election, in cash or in the form of an increase in the stated value (initially, $1,000 per share, the “Stated Value”) of such Preferred Stock. Until stockholder approval is obtained, any non-cash dividends on either the Series A Preferred Stock or the Series B Preferred Stock must be paid in the form of an increase in the Stated Value of the Series B Preferred Stock and shall not result in an increase in the Stated Value of the Series A Preferred Stock.

Please carefully read the accompanying proxy statement in its entirety for information about the matters to be voted upon. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission; see “Where You Can Find More Information” in the accompanying proxy statement. Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your proxy as soon as possible via the Internet, by telephone or by mail.

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Thank you for your ongoing support of, and continued interest in, Superior.

Donald J. Stebbins	Timothy C. McQuay
President and Chief Executive Officer	Chairman of the Board

This proxy statement is dated August 1, 2017 and is first being made available to stockholders on or about August 1, 2017.

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 30, 2017

Time and Date:	August 30, 2017 at 8:30 a.m. Eastern Daylight Time

Place:	Superior Industries International, Inc., 26600 Telegraph Road, Suite 400, Southfield, Michigan 48033

Record Date:

July 27, 2017

Each holder of Superior common stock and Series A Preferred Stock as of the Record Date (other than the Investor) will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date.

Items to Be Voted On:

1.      To consider and vote on a proposal to approve the following rights in connection with the transactions contemplated by the Investment Agreement, dated as of March 22, 2017, (the “Investment Agreement”), between Superior Industries International, Inc. (the “Company,” “Superior,” “we,” “us” or “our”) and TPG Growth III Sidewall, L.P. (“TPG” or the “Investor”): (i) the conversion of all outstanding shares of our Series B Perpetual Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), into shares of our Series A Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and the subsequent issuance of shares of our common stock upon election by the holder to convert the Series A Preferred Stock, and the right to receive additional shares of Series A Preferred Stock relating to non-cash dividends paid in the form of an increase in the Stated Value of the Series A Preferred Stock (collectively, the “Conversion Right”) and (ii) the Investor’s preemptive rights to participate in future Company issuances of its common stock or securities convertible into or exercisable for common stock (the “Preemptive Right”) (referred to collectively herein as the “Equity Rights Proposal”).

2.      To consider and vote on a proposal to approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposal.

How to Vote:	YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD, OVER THE TELEPHONE OR VIA THE INTERNET, AS DESCRIBED IN THE PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Nadeem Moiz
Nadeem Moiz
Secretary

Southfield, Michigan

August 1, 2017

INTERESTS OF CERTAIN PERSONS	20
STOCKHOLDERS’ PROPOSALS AND NOMINATIONS OF BOARD MEMBERS	23
PROXY SOLICITATION AND COSTS	23
STOCKHOLDERS SHARING THE SAME ADDRESS	24
WHERE YOU CAN FIND MORE INFORMATION	24

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the proxy card because the Board of Directors (the “Board”) of Superior Industries International, Inc. (the “Company”) is soliciting your proxy to vote at the special meeting of stockholders (the “Special Meeting”) to be held on August 30, 2017, at 8:30 a.m. Eastern Daylight Time, at the Company’s headquarters at 26600 Telegraph Road, Suite 400, Southfield, Michigan 48033, and any postponements or adjournments of the Special Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

What is the purpose of the Special Meeting?

On March 22, 2017, we entered into an Investment Agreement with TPG Growth III Sidewall, L.P. (“TPG” or the “Investor”) pursuant to which we agreed to issue a number of shares of Series A Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and Series B Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), to the Investor for an aggregate purchase price of $150 million (the “Investment”). The Series A Preferred Stock is convertible into shares of our common stock, par value $0.01 per share, at the option of the holder or, upon the occurrence of certain events, at our option. The Series B Preferred Stock is convertible into Series A Preferred Stock only upon receipt of approval by Superior’s stockholders, as described herein. At the closing of the Investment on May 22, 2017, we issued 140,202 shares of Series A Preferred Stock, which was equal to 19.99% of the shares of common stock outstanding on such date, and 9,798 shares of Series B Preferred Stock to the Investor.

As described in more detail below, in accordance with the terms of the Investment Documents (as defined below) and applicable rules, regulations and guidance of the New York Stock Exchange (“NYSE”), the Company is calling the Special Meeting to consider and vote upon a proposal to approve certain of the Investor’s rights associated with the Preferred Stock. The Special Meeting described in this proxy statement is scheduled to be held on August 30, 2017, and we are providing these proxy materials to you in connection with the Special Meeting.

At the Special Meeting, holders of shares of our common stock and Series A Preferred Stock (other than the Investor) will be asked to consider and vote upon the following proposals:

1.	To approve: the conversion of all outstanding shares of Series B Preferred Stock into shares of Series A Preferred Stock, and the subsequent issuance of shares of our common stock upon the election of the holder to convert the Series A Preferred Stock, and the right to receive additional shares of Series A Preferred Stock relating to non-cash dividends paid in the form of an increase in the Stated Value (as defined below) of the Series A Preferred Stock (collectively, the “Conversion Right”) and (ii) the Investor’s preemptive rights to participate in future issuances of our common stock or securities convertible into or exercisable for common stock (the “Preemptive Right”). We refer to the proposals to approve the Conversion Right and the Preemptive Right collectively as the “Equity Rights Proposal.”

2.	To approve the adjournment of the Special Meeting to solicit additional proxies, if there are insufficient proxies at the Special Meeting to approve the foregoing proposal (the “Adjournment Proposal”).

What are the Board’s voting recommendations?

The Board unanimously approved the Equity Rights Proposal and the Adjournment Proposal, and unanimously recommends that the Company’s stockholders vote “FOR” each of these proposals.

Why did the Company Approve the Investment?

The Board approved the Investment to finance a portion of the purchase price for the Company’s acquisition of 92.3% of the outstanding common stock of Uniwheels AG by means of a tender offer, which closed on May 30,

2017. For a more detailed description of the background of the Investment, see “Proposal One: Equity Rights Proposal—Background of the Investment” below.

Why is the Company seeking approval of the Equity Rights Proposal?

We are required to seek approval of the Equity Rights Proposal pursuant to the terms of the Investment Agreement and the related agreements and other documents entered into by the Company and the Investor in connection with the Investment Agreement, including the Investor Rights Agreement, dated as of May 22, 2017 (the “Investor Rights Agreement”), by and between the Company and the Investor. The Investment Agreement and the Investor Rights Agreement are referred to herein, collectively, as the “Investment Documents.”

In addition, the Company’s common stock is listed on the NYSE and, as a result, the Company is subject to certain NYSE listing rules and regulations. Rule 312.03(c) of the NYSE Listed Company Manual (“NYSE Rule 312.03(c)”) requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock (collectively, the “Conversion Cap”). Because of this restriction, in exchange for the Investor’s $150 million investment in the Company, the Investor received 140,202 shares of Series A Preferred Stock, which was convertible into a number of shares of common stock representing approximately 19.99% of our outstanding common stock prior to such issuance and, in lieu of additional shares of Series A Preferred Stock, the Investor received 9,798 shares of Series B Preferred Stock. Pursuant to the terms of the Company’s Certificate of Designations relating to the Preferred Stock (the “Certificate of Designations”), the Series B Preferred Stock will convert into our Series A Preferred Stock (and, consequently, become convertible into our common stock) following stockholder approval.

The NYSE has certain additional rules, including Rule 312.03(b) of the NYSE Listed Company Manual (“NYSE Rule 312.03(b)”), which requires stockholder approval prior to issuances of securities to, among others, directors and substantial stockholders of the Company, that could be implicated in the future if the Investor exercises the Preemptive Right. In order to eliminate any requirement that the future exercise of the Preemptive Right would require stockholder approval, we are seeking such approval now as part of the Equity Rights Proposal. For a more detailed description of the Preemptive Right, see the description under “Description of the Investment Documents—Investor Rights Agreement—Preemptive Rights” below.

What will happen if the Company’s stockholders do not approve the Equity Rights Proposal?

If the Company’s stockholders do not approve the Equity Rights Proposal, then the Series B Preferred Stock will not convert into Series A Preferred Stock and will remain outstanding. Furthermore, if stockholder approval is not obtained by September 19, 2017, the dividend rate applicable to the Series B Preferred Stock will increase from 9% per annum to 11% per annum unless and until stockholder approval is obtained. Dividends on the Preferred Stock are payable, at the Company’s election, in cash or in the form of an increase in the stated value (initially, $1,000 per share, the “Stated Value”) of such Preferred Stock. Until stockholder approval is obtained, any non-cash dividends on either the Series A Preferred Stock or Series B Preferred Stock must be paid in the form of an increase in the Stated Value of the Series B Preferred Stock and shall not result in an increase in the Stated Value of the Series A Preferred Stock.

What will happen if the Company’s stockholders approve the Equity Rights Proposal?

If the Company’s stockholders approve the Equity Rights Proposal, each share of Series B Preferred Stock will convert into one share of Series A Preferred Stock. Additionally, the Series A Preferred Stock will no longer be subject to the Conversion Cap, and all shares of Series A Preferred Stock will be convertible into shares of common stock at the option of the Investor or, in certain circumstances, at the option of the Company.

Will the Conversion Right be dilutive to existing holders of the Company’s common stock?

The Conversion Right may be dilutive to existing stockholders. Approval of the Equity Rights Proposal will cause the conversion of Series B Preferred Stock into shares of Series A Preferred Stock and will remove the restriction imposed by the Conversion Cap, allowing holders of the Series A Preferred Stock to convert all of their shares of Series A Preferred Stock into common stock. Based on the capitalization of the Company as of the Record Date, the conversion of all of the outstanding shares of Series A Preferred Stock (including shares of Series A Preferred Stock issuable upon the conversion of the Series B Preferred Stock and excluding any accrued and unpaid dividends) would result in TPG owning approximately 17.6% of our outstanding common stock. At the same time, however, approval of the Equity Rights Proposal will eliminate the outstanding Series B Preferred Stock, which is senior to the common stock as to payment of dividends and to distribution of assets upon liquidation, dissolution or winding up of the Company.

Who is entitled to vote at the Special Meeting?

The record holders of the 24,904,545 shares of the Company’s common stock and 140,202 shares of Series A Preferred Stock outstanding on the close of business on July 27, 2017 are entitled to vote at the Special Meeting, except as set forth below. The holders of the Company’s common stock are entitled to one vote for each share of common stock on each matter submitted to a vote at the Special Meeting, and holders of Series A Preferred Stock are entitled to one vote for each share of common stock into which the Series A Preferred Stock would be convertible as of the Record Date. As of the Record Date, the 140,202 shares of Series A Preferred Stock outstanding would be convertible into 4,978,410 shares of common stock. TPG, as a holder of the Company’s Series A Preferred Stock, is not entitled to vote on the Equity Rights Proposal presented at the Special Meeting, but is permitted to vote on the Adjournment Proposal.

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the Special Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on certain non-routine matters, such as the Equity Rights Proposal and the Adjournment Proposal, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions.

What is a quorum?

For business to be conducted at the Special Meeting, a quorum must be present. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Accordingly, shares representing votes must be present in person or by proxy at the Special Meeting to constitute a quorum. Abstentions are counted as present for the purpose of determining a quorum; broker non-votes are not counted for the purpose of determining the presence of a quorum at the Special Meeting as the proposals to be considered would not be evaluated as routine by the NYSE.

If a quorum is not present, the Special Meeting will be adjourned until a quorum is obtained.

What vote is required to approve each of the proposals, and how will abstentions and broker non-votes affect the outcome?

Approval of the Equity Rights Proposal requires the affirmative vote of a majority of the votes which all stockholders present in person or by proxy at the Special Meeting are entitled to cast on the proposal, assuming a quorum is present. The Company’s common stock and Series A Preferred Stock vote together as a single class on any matter on which the holders of common stock are entitled to vote, however TPG, as holder of the Company’s Series A Preferred Stock, is not entitled to vote on the Equity Rights Proposal. Under applicable NYSE Rules, abstentions are counted as present for purposes of determining a quorum and are also counted as shares voted with respect to such proposal, and therefore, if you return your proxy card and “ABSTAIN” from voting, it will have the same effect as a vote against the Equity Rights Proposal. A broker non-vote would have no effect on the outcome of the proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Special Meeting, whether or not a quorum is present. Accordingly, an abstention will have the effect of a vote against the proposal, but a broker non-vote would have no effect on the outcome of the proposal.

What should I do if I receive more than one proxy card or other set of proxy materials for the Company?

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a proxy card for each account. Please sign, date and return all proxy cards you receive from the Company. If you choose to vote by phone or by Internet, please vote once for each proxy card you receive. Only your latest dated proxy for each account will be voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Superior has adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, Superior delivers one set of proxy materials to multiple stockholders who share the same address unless Superior has received contrary instructions from one or more of the stockholders. This procedure potentially means extra convenience for stockholders and reduces Superior’s printing and mailing costs as well as the environmental impact of its stockholder meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Superior will deliver promptly a separate copy of the proxy statement and annual report to any stockholder at a shared address to which Superior delivered a single copy of the proxy materials. If you are a stockholder who shares an address with another stockholder and would like only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or notify us if you are the stockholder of records.

To receive free of charge a separate copy of the proxy materials, stockholders may contact Superior’s Secretary at 26600 Telegraph Rd., Suite 400, Southfield, MI 48033 or 248-352-7300.

Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

Superior’s proxy materials also are available at www.supind.com/investor.html. This website address is included for reference only. The information contained on this website is not incorporated by reference into this proxy statement.

How many votes do I have?

Each holder of record of Superior common stock and Series A Preferred Stock will be entitled to one vote on each matter for each share of common stock held, or into which its Series A Preferred Stock is convertible, on the Record Date.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with Superior’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by Superior.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee or nominee how to vote your shares.

If I am a stockholder of record of Superior’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote in person at the Special Meeting by requesting a ballot from an usher when you arrive. You must bring valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions included on the proxy card included with your materials.

•	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card included with your materials.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are two ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Special Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Special Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Special Meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification such as a driver’s license or passport and proof that the organization that holds your shares held such shares on the Record Date. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•	By Proxy. If you are a beneficial owner of shares held in street name, this proxy statement and accompanying materials have been forwarded to you by the organization that holds your shares. Such organization will vote your shares in accordance with your instructions using the methods set forth in the information provided to you by such organization. See “What is a broker non-vote?” below.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and, in accordance with applicable law, as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Special Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Special Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Special Meeting and voting in person. However, your attendance at the Special Meeting will not automatically revoke your proxy unless you properly vote at the Special Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to Superior’s Secretary at 26600 Telegraph Rd., Suite 400, Southfield, MI 48033 prior to the Special Meeting.

Who will serve as the inspector of election?

A representative from Broadridge will serve as the inspector of election.

How can I attend the Special Meeting?

Only stockholders as of the Record Date are entitled to attend the Special Meeting. Each stockholder must present valid picture identification such as a driver’s license or passport and provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted at the Special Meeting.

Where can I find the voting results?

Preliminary voting results will be announced at the Special Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Special Meeting. Superior will publish the final voting results in a Current Report on Form 8-K, which Superior is required to file with the SEC within four business days following the Special Meeting.

Who is paying the costs of this proxy solicitation?

Superior is paying the costs of the solicitation of proxies. Superior has retained Okapi Partners LLC to assist in obtaining proxies by mail, facsimile, telephone or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares for the Special Meeting. We have agreed to pay such firm a fee of approximately $50,000.00 plus out-of-pocket expenses. Okapi Partners LLC may be contacted toll-free at (877) 629-6356. Superior may also reimburse brokerage firms, banks, broker-dealers or other similar organizations for the cost of forwarding proxy materials to beneficial owners. In addition, certain of Superior’s directors, officers and regular employees, without additional compensation, may solicit proxies on Superior’s behalf in person, by telephone, by fax or by electronic mail. See “Proxy Solicitation and Costs” in this proxy statement for further information.

What happens if the Special Meeting is postponed or adjourned?

If the Special Meeting is postponed or adjourned due to a lack of a quorum or to solicit additional proxies, we intend to reconvene the Special Meeting as soon as reasonably practical. Your proxy will still be effective and may be voted at the rescheduled or adjourned meeting, and you will still be able to change or revoke your proxy until it is voted at the rescheduled or adjourned meeting.

PROPOSAL NO. 1 – EQUITY RIGHTS PROPOSAL

Approval of the Conversion Right and the Preemptive Right

Background of the Investment

Pursuant to the Investment Agreement, which we signed on March 22, 2017, TPG agreed to make a $150 million equity investment in the Company in exchange for shares of our newly created Series A Preferred Stock and shares of our newly created Series B Preferred Stock, the terms of each of which are outlined in our Certificate of Designations relating to the Series A Preferred Stock and Series B Preferred Stock filed with our Certificate of Incorporation, and described under “Description of the Preferred Stock” below. In addition, we agreed to the terms of an Investor Rights Agreement, which was entered into upon closing of the Investment on May 22, 2017. TPG’s ownership in the Company was approximately 19.99% on an as-converted basis at the closing of the Investment on May 22, 2017. For a more detailed description of TPG Growth’s equity investment in the Company and each of the Investment Documents, see “Description of the Investment Documents” below.

We were attracted to the opportunity with TPG because (i) it provided a large single source of capital to finance a portion of the Uniwheels transaction, (ii) provided capital that was less restrictive than debt, (iii) the conversion issue price negotiated was at a 15% premium to our 30-day trailing average common stock price, and (iv) we believe that the strategic relationship with TPG will provide significant benefits to us as a result of TPG’s broad business relationships, including in our industry. Additionally, we believe that TPG, through its representation on our Board, will provide valuable insight to the Company as it continues to execute its growth strategy, including through the acquisition of Uniwheels.

Equity Rights Proposal Highlights

The Company’s common stock is listed on the NYSE and, as a result, the Company is subject to certain NYSE listing rules and regulations. NYSE Rule 312.03(c) requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Because of this restriction, in exchange for the Investor’s $150 million investment in the Company, the Investor received 140,202 shares of Series A Preferred Stock, which was convertible into a number of shares of common stock representing approximately 19.99% of our outstanding common stock prior to such issuance and, in lieu of additional shares of Series A Preferred Stock, the Investor received 9,798 shares of Series B Preferred Stock. Pursuant to the terms of the Company’s Certificate of Designations, all outstanding Series B Preferred Stock will convert into shares of our Series A Preferred Stock (and, consequently, become convertible into shares of our common stock) only upon receipt of stockholder approval.

If the Company’s stockholders do not approve the Equity Rights Proposal, then the Series B Preferred Stock will not convert into Series A Preferred Stock and, therefore, not become convertible into common stock. Furthermore, if stockholder approval is not obtained by September 19, 2017, the dividend rate applicable to the Series B Preferred Stock will increase from 9% per annum to 11% per annum unless and until stockholder approval is subsequently obtained. Dividends on either the Series A Preferred Stock the Series B Preferred Stock are payable, at the Company’s election, in cash or in the form of an increase in the Stated Value of such share. Until stockholder approval is obtained, any non-cash dividends must be paid in the form of an increase in the Stated Value of the Series B Preferred Stock and shall not result in an increase in the Stated Value of the Series A Preferred Stock.

The NYSE has certain additional rules, including NYSE Rule 312.03(b), which requires stockholder approval prior to issuances of securities to, among others, directors and substantial stockholders of the Company, that could be implicated in the future if the Investor exercises the Preemptive Right. In order to eliminate any requirement that the future exercise of the Preemptive Right would require stockholder approval, we are seeking such approval now as part of the Equity Rights Proposal. For a more detailed description of the Preemptive Right, see the description under “Description of the Investment Documents—Investor Rights Agreement—Preemptive Rights” below.

Finally, if the stockholders do not approve the Equity Rights Proposal at the Special Meeting, then the Company is obligated to use its reasonable best efforts to obtain stockholder approval at the Company’s next annual meeting of stockholders and each subsequent annual meeting thereafter.

Based on the capitalization of the Company as of the Record Date, the conversion of all of the Series A Preferred Stock into shares of common stock (including shares of Series A Preferred Stock issuable upon conversion of the Series B Preferred Stock and excluding any accrued but unpaid dividends) would result in the Investor owning approximately 17.6% of our outstanding common stock after giving effect to such conversion.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE EQUITY RIGHTS PROPOSAL.

DESCRIPTION OF THE INVESTMENT DOCUMENTS

The following is a summary of the material terms of the Investment Agreement and the Investor Rights Agreement. While we believe this summary covers the material terms of these agreements, we encourage you to read each of them; the Investment Agreement is included as Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC by the Company on March 24, 2017 and the Investor Rights Agreement is included as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC by the Company on May 26, 2017. For more information about accessing the Current Reports on form 8-K and other information that we file with the SEC, please see “Where You Can Find More Information” below.

Investment Agreement

On March 22, 2017, the Company and TPG entered into the Investment Agreement, pursuant to which TPG agreed to purchase a number of shares of the Company’s newly authorized Series A Preferred Stock, at a purchase price and liquidation preference of $1,000 per share, and Series B Preferred Stock, at a purchase price and liquidation preference of $1,000 per share, for an aggregate investment in the Company by TPG of $150 million in a private placement exempt from the registration requirements of the Securities Act. The terms of the Series A Preferred Stock and Series B Preferred Stock are described under “Description of Preferred Stock” below. The Investment closed on May 22, 2017 (the “Closing”).

Closing

At the Closing, the Certificate of Designations, which had been adopted and approved by the Board, was filed with the Secretary of State of the State of Delaware. Additionally, at the Closing, the Company entered into the Investor Rights Agreement and appointed Ransom A. Langford to the Board as designee of TPG, as described more fully below under “—Investor Rights Agreement.”

Covenants

The Company has undertaken to hold a special meeting of stockholders within 120 days of the Closing for the purposes of approving (i) the conversion of the Series B Preferred Stock into Series A Preferred Stock and (ii) the issuance of additional shares of Series A Preferred Stock, including the issuance of shares of common stock upon conversion thereof. If the stockholders do not approve these items at the meeting described in this proxy statement, the Company must use its reasonable best efforts to obtain stockholder approval at the next annual meeting of stockholders and each subsequent annual meeting thereafter.

In addition, pursuant to the Investment Agreement, the Company applied to cause the shares of common stock to be issued upon conversion of the Series A Preferred Stock to be approved for listing on NYSE, which approval has been obtained, subject to official notice of issuance.

Representations and Warranties

In the Investment Agreement, each of the Company and TPG made certain representations and warranties. The Company’s representations and warranties to TPG included, among others, representations and warranties with respect to its capitalization and certain other representations regarding matters relating to the Company’s business and the issuance of the Company’s securities. TPG’s representations and warranties to the Company included, among others, representations and warranties about its status as an accredited investor and its investment intent. The representations and warranties in the Investment Agreement survive until the first anniversary of Closing.

Stockholders are not third-party beneficiaries under the Investment Agreement and should not construe the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, TPG or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Investment Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The provisions of the Investment Agreement, including the representations and warranties, should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, including the periodic and current reports and statements that the Company files with the SEC. For more information regarding these documents incorporated by reference, see “Where You Can Find More Information” below.

Investor Rights Agreement

On May 22, 2017, in connection with the Closing, the Company and TPG entered into the Investor Rights Agreement in order to establish various arrangements with respect to the governance of the Company, certain actions that may or may not be taken with respect to, and certain rights with respect to, TPG’s Preferred Stock.

Board Representation and Observer Rights

Pursuant to the terms of the Investor Rights Agreement, the Company increased the size of the Board from eight to nine members immediately upon the Closing, and TPG had the right to nominate one individual to serve on our Board. On May 22, 2017, Ransom A. Langford was appointed to our Board, effective as of Closing, upon designation by TPG. Mr. Langford did not participate in his capacity as director in discussions of, or vote with respect to, matters related to the Investment that were approved by our Board, including our Board vote recommending approval of the conversion of the Series B Preferred Stock into Series A Preferred Stock and the issuance common stock upon conversion of the Series A Preferred Stock.

Under the Investment Agreement, TPG has the right to designate one person to be appointed or nominated for election to the Board so long as TPG and its affiliates hold 50% of the amount of the original Investment (including common stock into which the Preferred Stock may convert) (the “Investor Amount”).

Provided that TPG, together with its affiliates, maintains its Investor Amount, the Company will take such action as is necessary to have an Investor director on the board at all times, including, but not limited to, including the TPG designee in the Company’s slate of Board nominees for election by the Company’s stockholders and including such nominee in the Company’s proxy statement. Each TPG nominee that is elected to the Board will receive the same indemnification rights and will be entitled to the same insurance coverage as is provided to each of the other Board members.

The Investor Rights Agreement sets forth certain criteria that TPG nominees must meet, including, among others, not being prohibited or disqualified from serving as a director pursuant to any rule or regulation of the SEC, NYSE or applicable law, and provides the Board the right, subject to certain requirements, to object to the nomination or appointment of any such nominee to the Board that does not meet the applicable criteria, in which case TPG will be allowed to designate another person who meets the specified requirements for nomination or appointment, as applicable, to the Board.

Upon the death, disability, disqualification resignation or removal of a TPG nominee from the Board, TPG will have the right to designate a new director to fill the resulting vacancy, as long as TPG has retained the Investor Amount.

If the Investor Amount is between 10% and 50%, TPG may designate a Board observer to attend and participate in all Board meetings in a non-voting capacity.

Registration Rights

Pursuant to the Investor Rights Agreement, the Company has provided TPG with certain registration rights with respect to its Registrable Securities (as hereinafter defined), as described in more detail below. “Registrable

Securities” means any shares of Preferred Stock, common stock or any other securities of the Company for which Preferred Stock may be converted, redeemed or exchanged, held or beneficially owned by TPG or its transferees.

The Company is required to file, prior to the one year anniversary of Closing, a registration statement for a shelf registration on Form S-3 (the “Form S-3 Shelf”), or, if the Company is ineligible to use a Form S-3 Shelf, a registration statement for a shelf registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of the Registrable Securities on a delayed or continuous basis. If the shelf registration ceases to be effective under the Securities Act while Registrable Securities are still outstanding, the Company must use reasonable efforts to cause the shelf registration to be effective again or file an additional shelf registration statement.

At any time after Closing, TPG may request (i) registration under the Securities Act of all or any portion of the Registrable Securities on Form S-3, if available, and (ii) registration under the Securities Act for all or any portion of the Registrable Securities held by the requesting holder on Form S-1 if a Form S-3 registration is not available (each, a “Demand Registration”). The holders of the Registrable Securities are limited to three Demand Registrations in total and no more than two demand registrations in any 12-month period. If the offering of Company securities pursuant to a demand registration is in the form of an underwritten public offering, TPG may designate the investment banker(s) and manager(s) to administer the offering, subject to the approval of the Company, however the Company is not obligated to effect an underwritten offering pursuant to a shelf registration unless the aggregate offering price is expected to exceed $50 million or includes all remaining Registrable Securities.

In addition to the foregoing shelf and demand registration rights, TPG will have piggyback registration rights pursuant to which TPG may require the inclusion of some or all of its Registrable Securities in any registration filed by the Company for the account of the Company or any of the Company’s other security holders (provided that the registration permits the inclusion of such Registrable Securities). In any such registration that is an underwritten offering, the Company has the right to select the investment banker(s) and manager(s), subject to the approval of TPG, and to the extent requested by the underwriters, the Company may reduce the number of the Investor’s Registrable Securities to be included in any such registration.

The Company will pay all of the costs and expenses incurred in connection with any registrations under the Investor Rights Agreement. The Company will not, however, be obligated to pay any out-of-pocket expenses incurred by TPG (other than the expenses of one counsel for all such holders) or any underwriting discounts and commissions attributable to the sale of the Registrable Securities.

The Investor Rights Agreement provides for customary registration rights indemnification by each of the Company and the Investor.

Preemptive Rights

Pursuant to the terms of the Investor Rights Agreement, except in the case of Excluded Issuances (as hereinafter defined), TPG has the right (but not the obligation) to participate in future equity issuances by the Company of capital stock or other securities convertible or exchangeable into capital stock for so long as the Investor Amount is at least 50%. An “Excluded Issuance” means (i) the issuance of shares of any capital stock (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company as approved by the Board in connection with their employment or performance of services, (ii) the issuance of any capital stock in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or substantially all of the assets of another person, business unit, division or business, in each case, to the sellers in such transaction as consideration thereof, (iii) the issuance of any securities pursuant to the conversion, redemption or exchange of Preferred Stock issued to TPG and (iv) the issuance of any shares of a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company.

The Investor Rights Agreement provides that the Company must give TPG written notice no less than 5 business days before the closing of an issuance of capital stock and offer to sell to TPG, on such terms as the new capital stock is to be issued, a pro rata portion of such capital stock (based on the ownership percentage of TPG of the Company’s outstanding common stock, assuming full conversion of TPG’s Preferred Stock). TPG must exercise its preemptive right by written notice on or prior to the business day immediately before the date of closing of the equity issuance. If TPG does not exercise its preemptive rights within the applicable period, the Company may sell the applicable equity interests to other investors. If the Company has not sold the equity interests within 120 days of its original notice to TPG, the Company must provide TPG with a new notice prior to undertaking a subsequent equity issuance.

Transfer Restrictions

The Investor Rights Agreement contains customary transfer restrictions whereby TPG may not transfer any Preferred Stock or any securities into which the Preferred Stock is convertible for one year following the Closing. After the one-year period, TPG may not transfer to (i) any competitor of the Company or (ii) any person that would, to TPG’s knowledge, hold 25% or more of the common stock (on an as-converted basis) as a result of the transfer.

Other Covenants

For so long as the Investor Amount is at least 50%, the Company must obtain consent from the holders of at least a majority of the outstanding Preferred Stock before adopting any plan of liquidation, dissolution or winding up of the Company, or filing any voluntary petition for bankruptcy, receivership or similar proceedings.

At all times while the Investor Amount is greater than 10%, TPG shall not, directly or indirectly, and shall cause affiliates not to acquire, offer to acquire, agree to acquire or make a public proposal to acquire, by purchase or otherwise, capital stock of the Company, or any right to vote or direct the voting of any capital stock of the Company; provided that these restrictions do not apply to (x) purchases or acquisitions permitted under the Investor Rights Agreement, (y) acquisitions of capital stock of the Company issued in connection with stock dividends, stock splits, recapitalizations or similar transactions and (z) issuances by the Company of capital stock of the Company or options, warrants or other rights to acquire capital stock of the Company to any director, as compensation for his or her membership on the Board.

Termination

The Investor Rights Agreement will terminate in the event that the Investor Amount ceases to be equal to or greater than 10%.

DESCRIPTION OF PREFERRED STOCK

The following is a summary of the material terms of the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock and Series B Preferred Stock as contained in the Certificate of Designations. While we believe that this summary covers the material terms and provisions of the Preferred Stock, we encourage you to read the Certificate of Designations, which is included as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on May 26, 2017, and is incorporated by reference herein. For more information about accessing the Current Report on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Series A Preferred Stock

Ranking

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks (i) senior to the common stock and all other common stock equivalents of the Company that do not expressly rank on parity with or senior to the Series A Preferred Stock, (ii) on parity with any class or series of capital stock of the Company created after the Closing that expressly ranks on parity with the Series A Preferred Stock, and (iii) junior to any class or series of capital stock of the Company created after the Closing that expressly ranks senior to the Series A Preferred Stock.

Dividend Rights

Each holder of the Series A Preferred Stock is entitled to receive dividends accruing on a daily basis, with respect to each share or fraction of a share, beginning on the date of issuance of the share, at a rate of 9% per annum of the Stated Value of the whole share (the “Preferred Dividend”). The initial “Stated Value” is $1,000 per share plus the sum of any Preferred Dividends paid in the form of an increase in Stated Value of the share, plus the sum of all accumulated and unpaid dividends. The Preferred Dividend will be paid, at the Company’s election, in cash or in the form of an increase in the Stated Value of the Series A Preferred Stock, provided, that until stockholder approval is obtained, any non-cash dividends must be paid in an increase in the Stated Value of the Series B Preferred Stock and shall not result in an increase in the Stated Value of the Series A Preferred Stock.

In addition to the Preferred Dividends, holders of the Series A Preferred Stock are entitled to participate in common stock dividends. In the event that the Company pays a dividend or makes a distribution in respect of the common stock, the Company simultaneously will declare a dividend (or distribution) on each share of Series A Preferred Stock equal to the dividend that would have been payable to the holder of the Series A Preferred Stock if the shares of Series A Preferred Stock had been converted into common stock on the date of determination of holders of common stock entitled to receive such dividend or distribution (the “Participating Dividend”). No dividends may be paid on shares of the Company’s capital stock that rank junior to or on parity with the Series A Preferred Stock unless all accrued but unpaid dividends are paid on the Series A Preferred Stock.

Liquidation Rights

Subject to the satisfaction in full of the debts of the Company, upon liquidation, dissolution or winding up of the Company, each holder of Series A Preferred Stock will be entitled to a per share amount equal to the greater of: (i) the liquidation preference (which is the greater of (A) the Stated Value plus any accrued and unpaid dividends and (B) the amount that would have been payable had all shares of the Preferred Stock been converted into common stock immediately before the liquidation) multiplied by the number of shares of Series A Preferred Stock held by the holder; and (ii) the per share amount such holder would have received had it converted its shares of Series A Preferred Stock into common stock immediately prior to such liquidation.

In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company are insufficient to pay in full the liquidating distributions payable with respect to all outstanding shares of the Series A Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series A Preferred Stock, holders of Series A Preferred Stock and holders of such other classes or series of preferred stock will share ratably in any distribution of the Company’s assets in proportion to the respective amounts to which they would otherwise be entitled upon liquidation, dissolution or winding-up of the Company.

Voting Rights

Holders of Series A Preferred Stock have the right to vote together with the holders of common stock, as a single class, on all matters which the holders of common stock are entitled to vote. The holders of Series A Preferred Stock are entitled to one vote per share of common stock that would be issuable to the holder upon conversion of all shares of Series A Preferred Stock held by such holder.

The Company may not declare or pay any dividend or distribution on, or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any subsidiary of the Company to redeem or acquire, any securities that rank junior to the Preferred Stock, other than Participating Dividends actually paid on outstanding Preferred Stock, without the consent of the majority of the holders of the then-outstanding Series A Preferred Stock.

In addition, without the approval of the holders of at least a majority of the outstanding shares of Preferred Stock, the Company may not:

•	authorize, create, designate, establish or issue (i) an increased number of shares of such series of Preferred Stock, or (ii) any other class or series of capital stock ranking senior to or on parity with such series of Preferred Stock as to dividends or upon liquidation;

•	reclassify any shares of common stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of such series of Preferred Stock;

•	amend, restate, alter or repeal any of the rights, powers or preferences of such series of Preferred Stock;

•	amend, restate, alter or repeal the Certificate of Incorporation of the Company in a manner which would adversely affect a Preferred Stock holder’s ability to, as applicable, (i) transfer its shares of such series of Preferred Stock or common stock to any person, (ii) convert its shares of Series A Preferred Stock into common stock, or (iii) convert its shares of Series B Preferred Stock into shares of Series A Preferred Stock; or

•	agree to do any of the foregoing.

Redemption Rights

The Series A Preferred Stock is redeemable, in whole or in part, at the option of each holder at a per share redemption price equal to the Redemption Value (as hereinafter defined) on or after May 23, 2024, or upon the occurrence of any of the following events:

•	a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common stock representing more than 50% of the voting securities of the Company or the Company otherwise becomes aware of such ownership;

•	the consummation of (a) any recapitalization, reclassification or change of the common stock as a result of which the common stock would be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets or (b) any share exchange, consolidation or merger of the Company pursuant to which the common stock will be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets;

•	a sale of all or substantially all of the Company’s assets;

•	the stockholders of the Company approving or the Company otherwise adopting any plan or proposal for the liquidation, dissolution or winding-up of the Company; or

•	the Company’s common stock ceasing to be listed on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or another U.S. national securities exchange.

The “Redemption Value” means the price per share of Preferred Stock equal to (a) for any redemption occurring prior to October 22, 2018, the product of the Stated Value and 1.75 and (b) for any redemption occurring on or after October 22, 2018, the greater of (x) the product of the Stated Value and 2.00 and (y) an amount equal to the number of shares of common stock such share of Preferred Stock is convertible into at the time of such redemption multiplied by the volume-weighted average price per share of common stock for each of the 30 consecutive trading days ending the trading day before the record date of the redemption.

The Company may, at its option, redeem in whole at any time all shares of Preferred Stock at the time outstanding, by delivery of written notice to each holder of Preferred Stock at least 30 days prior to the proposed redemption date, at a redemption price paid in cash for each share of Preferred Stock equal to the then-applicable Redemption Value.

Conversion

At any time after the Closing Date, each holder of Series A Preferred Stock has the right, at its option, to convert each share of the holder’s Series A Preferred Stock at any time into that number of shares of common stock determined by dividing (i) the sum of the Stated Value and any accrued and unpaid dividends by (ii) the Conversion Price (as hereinafter defined). The “Conversion Price” means $28.162, subject to certain anti-dilution adjustments as provided in the Certificate of Designations. A holder of Series A Preferred Stock may exercise this conversion right for all or any portion of the holder’s Series A Preferred Stock as long as the holder is converting at least 1,000 shares of Series A Preferred Stock or all of the shares of Series A Preferred Stock held by the holder.

Series B Preferred Stock

Ranking

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, the Series B Preferred Stock ranks (i) senior to the common stock and all other common stock equivalents of the Company that do not expressly rank on parity with or senior to the Series B Preferred Stock, (ii) on parity with any class or series of capital stock of the Company created after the Closing that expressly ranks on parity with the Series B Preferred Stock, and (iii) junior to any class or series of capital stock of the Company created after the Closing that expressly ranks senior to the Series B Preferred Stock.

Dividend Rights

Each holder of the Series B Preferred Stock is entitled to receive a Preferred Dividend, accruing on a daily basis, with respect to each share or fraction of a share, beginning on the date of issuance of the share, at a rate of 9% per annum of the Stated Value of the whole share, provided that if stockholder approval of the Equity Rights Proposal is not obtained by September 19, 2017, the Preferred Dividend applicable to the Series B Preferred

Stock will accrue at a rate of 11% per annum. The initial “Stated Value” is $1,000 per share plus the sum of any Preferred Dividends paid in the form of an increase in Stated Value of the share, plus the sum of all accumulated and unpaid dividends. The Preferred Dividend will be paid, at the Company’s election, in cash or in the form of an increase in the Stated Value of the Series B Preferred Stock.

In addition to the Preferred Dividends, holders of the Series B Preferred Stock are entitled to participate in common stock dividends. In the event that the Company pays a dividend or makes a distribution in respect of the common stock, the Company simultaneously will declare a Participating Dividend on each share of Series B Preferred Stock equal to the dividend that would have been payable to the holder of the Series B Preferred Stock if the shares of Series B Preferred Stock had been converted to Series A Preferred Stock and, subsequently, to common stock on the date of determination of holders of common stock entitled to receive such dividend or distribution. No dividends may be paid on shares of the Company’s capital stock that rank junior to or on parity with the Series B Preferred Stock unless all accrued but unpaid dividends are paid on the Series B Preferred Stock.

Liquidation Rights

Subject to the satisfaction in full of the debts of the Company, upon liquidation, dissolution or winding up of the Company, each holder of Series B Preferred Stock will be entitled to a per share amount equal to the greater of: (i) the liquidation preference (which is the greater of (A) the Stated Value plus any accrued and unpaid dividends and (B) the amount that would have been payable had all shares of the Preferred Stock been converted into common stock immediately before the liquidation) multiplied by the number of shares of Series B Preferred Stock held by the holder; and (ii) the per share amount such holder would have received had all holders of Series B Preferred Stock converted their shares into Series A Preferred Stock and, subsequently, into common stock immediately prior to such liquidation.

In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company are insufficient to pay in full the liquidating distributions payable with respect to all outstanding shares of the Series B Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series B Preferred Stock, holders of Series B Preferred Stock and holders of such other classes or series of preferred stock will share ratably in any distribution of the Company’s assets in proportion to the respective amounts to which they would otherwise be entitled upon liquidation, dissolution or winding-up of the Company.

Voting Rights

Holders of Series B Preferred Stock have no voting rights, except that, without the approval of the holders of at least a majority of the outstanding shares of Preferred Stock, the Company may not:

•	authorize, create, designate, establish or issue (i) an increased number of shares of such series of Preferred Stock, or (ii) any other class or series of capital stock ranking senior to or on parity with such series of Preferred Stock as to dividends or upon liquidation;

•	reclassify any shares of common stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of such series of Preferred Stock;

•	amend, restate, alter or repeal any of the rights, powers or preferences of such series of Preferred Stock;

•	amend, restate, alter or repeal the Certificate of Incorporation of the Company in a manner which would adversely affect a Preferred Stock holder’s ability to, as applicable, (i) transfer its shares of such series of Preferred Stock or common stock to any person, (ii) convert its shares of Series A Preferred Stock into common stock, or (iii) convert its shares of Series B Preferred Stock into shares of Series A Preferred Stock; or

•	agree to do any of the foregoing.

Redemption Rights

The Series B Preferred Stock is redeemable, in whole or in part, at the option of each holder at a per share redemption price equal to the Redemption Value on or after May 23, 2024, or upon the occurrence of any of the following events:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common stock representing more than 50% of the voting securities of the Company or the Company otherwise becomes aware of such ownership;

•	the consummation of (a) any recapitalization, reclassification or change of the common stock as a result of which the common stock would be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets or (b) any share exchange, consolidation or merger of the Company pursuant to which the common stock will be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets;

•	a sale of all or substantially all of the Company’s assets;

•	the stockholders of the Company approving or the Company otherwise adopting any plan or proposal for the liquidation, dissolution or winding-up of the Company; or

•	the Company’s common stock ceasing to be listed on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or another U.S. national securities exchange.

The Company may, at its option, redeem in whole at any time all shares of Preferred Stock at the time outstanding, by delivery of written notice to each holder of Preferred Stock at least 30 days prior to the proposed redemption date, at a redemption price paid in cash for each share of Preferred Stock equal to the then-applicable Redemption Value.

Conversion

The Series B Preferred Stock is not convertible unless and until stockholder approval of the Equity Rights Proposal is obtained, at which time all outstanding shares of Series B Preferred Stock will convert, on a one-for-one basis, into shares of Series A Preferred Stock.

PROPOSAL NO. 2 – ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

Overview

The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to the Company’s stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Equity Rights Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the Company’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Equity Rights Proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of the Company’s common stock (including the Series A Preferred Stock, on an as-converted basis) represented in person or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INTERESTS OF CERTAIN PERSONS

Based on the capitalization of the Company as of the Record Date, the conversion of all of the Series A Preferred Stock into shares of our common stock (including shares of Series A Preferred Stock issuable upon conversion of the outstanding Series B Preferred Stock and excluding any accrued and unpaid dividends) would result in the Investor owning approximately 17.6% of our outstanding common stock after giving effect to such conversion. TPG, as a holder of our Series A Preferred Stock, is not entitled to vote on the Equity Rights Proposal presented at the Special Meeting, but is permitted to vote on the Adjournment Proposal. TPG, as holder of the Series B Preferred Stock, is not entitled to vote on any of the proposals set forth in this proxy statement.

On May 22, 2017, Ransom A. Langford was appointed to our Board, effective as of the Closing, pursuant to TPG’s director nomination rights under the Investor Rights Agreement. Because Mr. Langford joined our Board prior to the consummation of the Investment, he did not participate as a director of the Company in discussions of, or vote with respect to, matters related to the Investment that were approved by our Board, including our Board vote recommending approval of the issuance of Series A Preferred Stock and Series B Preferred Stock and issuance of common stock upon conversion of the Series A Preferred Stock. No directors or officers of the Company purchased any securities in the Investment.

VOTING SECURITIES AND PRINCIPAL OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of Superior common stock as of July 27, 2017, the Record Date, for (i) the named executive officers (ii) each director and director nominee, (iii) all directors and named executive officers as a group and (iv) all persons known to Superior to beneficially own 5% or more of Superior common stock.

Name and Address(1) of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Total Voting Power(1)(2)
5% Beneficial Stockholders:
TPG Groups Holdings (SBS) Advisors, Inc.(3)	4,978,410	16.7%
BlackRock, Inc.(4)	2,814,025	9.4%
Dimensional Fund Advisors LP(5)	2,261,130	7.6%
GAMCO Asset Management, Inc.(6)	2,242,958	7.5%
The Vanguard Group, Inc.(7)	2,123,988	7.1%
Steven J. Borick(8)(9)	1,538,101	5.2%
The Louis L. Borick Foundation(8)	1,500,100	5.0%

Directors and Named Executive Officers:
Donald J. Stebbins(10)	176,570	*
Nadeem Moiz(10)	6,060	*
Parveen Kakar(10)(11)	78,307	*
James F. Sistek(10)	20,203	*
Robert Tykal(10)	31,296	*
Timothy C. McQuay(10)	20,946	*
Michael R. Bruynesteyn(10)	8,977	*
Jack A. Hockema(10)	24,946	*
Paul Humphries(10)	9,946	*
Ransom A. Langford	—	*
James S. McElya(10)	17,323	*
Ellen B. Richstone(10)	3,031	*
Francisco S. Uranga(10)(11)	39,946	*
Superior’s Directors and Named Executive Officers as a Group (13 persons)(10)(11)	437,551	1.5%

*	Less than 1%.

(1)	All persons have the Company’s principal office as their address, except as otherwise indicated. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of Superior’s common stock beneficially owned by them.
(2)	The percentage of total voting power is based on 29,882,955 shares of common stock outstanding, which includes 4,978,410 shares of common stock underlying 140,202 shares of Series A Preferred Stock outstanding as of July 27, 2017. On the Record Date, the 140,202 outstanding shares of Series A Preferred Stock would have been convertible into 4,978,410 shares of common stock. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after July 27, 2017 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Represents shares of common stock underlying the 140,202 shares of Series A Preferred Stock held by TPG, which were convertible as of the Record Date. The information with respect to the holdings of TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”), a registered investment advisor, is based solely on the Schedule 13D filed May 31, 2017 by Group Advisors, David Bonderman and James G. Coulter. Group Advisors is the sole member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings I, L.P., a Delaware limited partnership, which is the sole member of TPG Growth GenPar III Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Growth GenPar III, L.P., a Delaware limited partnership, which is the general partner of TPG Growth III Sidewall, L.P., a Delaware limited partnership (“TPG Growth Sidewall”), which directly holds 140,202 shares of Series A Preferred Stock and 9,798 shares of Series B Preferred Stock. David Bonderman is the President of Group Advisors and officer, director and/or manager of other affiliated entities. James G. Coulter is the Senior Vice President of Group Advisors and officer, director and/or manager of other affiliated entities. Group Advisors’ address is TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	The information with respect to the holdings of BlackRock, Inc. (“BlackRock”), a registered investment advisor, is based solely on the Schedule 13G/A filed January 17, 2017 by BlackRock. By virtue of being the parent holding company of the holders of such shares, BlackRock has sole voting power with respect to 2,755,722 shares and sole dispositive power with respect to all 2,814,025 shares. BlackRock’s address is 55 East 52nd Street, New York, New York 10022.
(5)	The information with respect to the holdings of Dimensional Fund Advisors LP (“Dimensional Fund”), a registered investment advisor, is based solely on the Schedule 13G/A filed February 9, 2017 by Dimensional Fund. Dimensional Fund serves as investment advisor to four registered investment companies and as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”), which own all shares. The Funds have sole voting power with respect to 2,185,465 shares owned by the Funds and sole dispositive power with respect to all 2,261,130 shares owned by the Funds. The address for the Dimensional Fund is Palisades West, Building one, Austin, Texas 78746.
(6)

The information with respect to the holdings of GAMCO Asset Management Inc. (“GAMCO”), a registered investment advisor, is based solely on the Schedule 13D Amendment No. 39 filed January 24, 2017 by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO, Teton Advisors, Inc. (“Teton Advisors”), GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Associated Capital Group, Inc. (“AC”) and Mario G. Gabelli (“Mario Gabelli”). Subject to certain restrictions, (i) GAMCO holds 1,208,075 shares and has sole voting power with respect to 1,117,075 shares; (ii) Gabelli Funds holds 543,000 shares and has sole voting and dispositive power with respect to such shares; (iii) Teton Advisors holds 483,883 shares and has sole voting and dispositive power with respect to such shares; and (iv) AC holds 8,000 shares and has sole voting and dispositive power with respect to such shares. None of GGCP, GBL or Mario Gabelli directly hold or have voting or dispositive power over any shares. Each of Gabelli Funds and GAMCO is wholly-owned subsidiary of GBL. Mario Gabelli is (i) the controlling stockholder, chief executive officer, chief investment officer and a director of GGCP, (ii) chairman and executive officer of GBL, (iii) chief investment officers of Gabelli Funds and (iv) controlling stockholder of Teton. The address for these holders is One Corporate Center, Rye, New York 10580-1435.
(7)	The information with respect to the holdings of The Vanguard Group, Inc. (“Vanguard”), a registered investment advisor, is based on the Schedule 13G/A filed February 10, 2017 by Vanguard. The aggregate amount beneficially owned by Vanguard is 2,123,988 shares. Of such shares, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 28,160 shares by virtue of its serving as investment manager of certain collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 3,046 shares by virtue of its serving as investment manager of Australian investment offerings. Vanguard has sole voting power with respect to 29,488 shares, sole dispositive power with respect to 2,094,110 shares and shared dispositive power with respect to 29,878 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(8)	The information with respect to the share ownership of Steven J. Borick and The Louis L. Borick Foundation (the “Foundation”), of which Mr. Borick is the President, is based solely on the Schedule 13D/A, Amendment No. 12 filed on February 13, 2017. The Foundation and Mr. Borick share voting and dispositive power over 1,500,100 shares of common stock. The address for Mr. Borick and the Foundation is 2707 Kipling Street, Houston, Texas 77098.
(9)	In addition to the 1,500,100 shares of common stock over which Mr. Borick shares voting and dispositive power over with the Foundation, this number also includes 100 shares of common stock and 8,000 shares held by Blake Mills David Trust, of which Mr. Borick is the sole trustee and 40,000 shares held by Liatis Foundation, of which Mr. Borick is the President and member of the board.
(10)	Includes restricted stock units, subject to solely time-based vesting requirements, (“RSUs”) in the amount of 87,201 unvested RSUs for Mr. Stebbins, 31,296 unvested RSUs for Mr. Tykal, 11,185 unvested RSUs for each of Messrs. Kakar and Sistek, 6,060 unvested RSUs for Mr. Moiz and 3,031 unvested RSUs for each of Messrs. Bruynesteyn, Hockema, Humphries, McElya, McQuay and Uranga and Ms. Richstone. These RSUs are subject to all of the economic risks of stock ownership but may not be voted or sold and are subject to vesting provisions as set forth in the respective grant agreements.
(11)	Includes stock options in the amount of 48,500 for Mr. Kakar and 20,000 for Mr. Uranga that are currently or will become exercisable within 60 days of July 27, 2017.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

Requirements for Stockholder Proposals to Be Considered for Inclusion in Superior’s Proxy Materials. Proposals that a stockholder intends to present at the 2018 Annual Meeting of stockholders and wishes to be considered for inclusion in Superior’s proxy statement and form of proxy relating to the 2018 Annual Meeting of stockholders must be received no later than November 16, 2017 (the date that is 120 calendar days before the one year anniversary date of when Superior’s proxy statement was released to stockholders for the 2017 Annual Meeting). However, if the 2018 Annual Meeting date has changed more than 30 days from the 2017 Annual Meeting date, then the deadline is a reasonable time before we begin to print and send out proxy materials. All proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to Superior’s Secretary by mail at 26600 Telegraph Rd., Suite 400, Southfield, MI 48033.

Requirements for Other Stockholder Proposals to Be Brought Before the 2018 Annual Meeting of Stockholders and Director Nominations. Our Amended and Restated Bylaws (the “Bylaws”) provide that any stockholder proposals (other than those made under Rule 14a-8 of the Exchange Act) and any nomination of one or more persons for election as a director be made not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting. Accordingly, in order for a stockholder proposal or director nomination to be considered at the 2018 Annual Meeting, a written notice of the proposal or the nomination must be received by the Secretary of Superior no later than January 25, 2018 (assuming that the 2018 Annual Meeting is held on April 25, 2018, the anniversary of the 2017 Annual Meeting). However, if the date of the 2018 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the 2017 Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary of Superior not earlier than the 120th day prior to the date of the 2018 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2018 Annual Meeting, or (ii) the tenth day following the day on which public announcement of the date of the 2018 Annual Meeting is first made. In order for stockholder proposals that are submitted outside of SEC Rule 14a-8 and are intended to be considered by the stockholders at the 2018 Annual Meeting to be considered “timely” for purposes of SEC Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Secretary of Superior no later than November 16, 2017. The notice must set forth the information required by the Bylaws with respect to each director nomination and stockholder proposal that the stockholder intends to present at the 2018 Annual Meeting. The proxy solicited by the Board for the 2018 Annual Meeting will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which Superior has not been provided with timely notice, or, even if there is timely notice, the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. Notices must be delivered to Superior’s Secretary by mail at 26600 Telegraph Rd., Suite 400, Southfield, MI 48033.

PROXY SOLICITATION AND COSTS

Superior will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation material that Superior may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, executive officers and employees of Superior. No additional compensation will be paid to these individuals for any such services. The Company will also post its proxy materials to its website under “Investors.” In addition, Superior has retained Okapi Partners LLC to act as a proxy solicitor in conjunction with the Special Meeting. Superior has agreed to pay that firm approximately $50,000.00 plus reasonable out-of-pocket expenses, for proxy solicitation services.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our proxy materials. A single set of our proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Superior will promptly deliver a separate set of the proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of the proxy materials, you may write or call Superior’s Secretary at Superior Industries International, Inc., 26600 Telegraph Rd., Suite 400, Southfield, MI 48033, telephone (248) 352-7300.

Stockholders who share the same address and currently receive multiple copies of our proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede this information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the following filings:

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 3, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on April 28, 2017;

•	proxy statement on Schedule 14A, filed with the SEC on March 15, 2017, as supplemented on April 12, 2017;

•	Current Reports on Form 8-K filed on March 24, 2017 (as amended on March 29, 2017), April 3, 2017, April 26, 2017, May 18, 2017, May 22, 2017, May 26, 2017, June 2, 2017, June 9, 2017, June 15, 2017, June 20, 2017 and June 30, 2017; and

•	Any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.

This proxy statement incorporates important business and financial information about Superior from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through our website, www.superior-ind.com, and from the SEC at its website, www.sec.gov, or by written request directed to us in care of the Corporate Secretary, Superior Industries International, Inc.,

26600 Telegraph Rd., Suite 400, Southfield, Michigan 48033. Stockholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Special Meeting. However, if other matters do properly come before the Special Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Nadeem Moiz
Nadeem Moiz
Secretary

SUPERIOR INDUSTRIES INTERNATIONAL, INC. 26600 TELEGRAPH ROAD, SUITE 400 SOUTHFIELD, MI 48033 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR proposals 1 and 2. For Against Abstain 1 1. Equity Rights Proposal - approval of the following rights in connection with the transactions contemplated by the Investment Agreement, dated as of March 22, 2017, between the Company and the Investor:(i) the conversion of all outstanding shares of our Series B Preferred Stock, $0.01 par value per share, into shares of our Series A Perpetual Convertible Preferred Stock, par value $0.01 per share, and the subsequent issuance of shares of our common stock upon election by the holder to convert the Series A Preferred Stock and the right to receive additional shares of Series A Preferred Stock relating to non-cash dividends paid in the form of an increase in the Stated Value of the Series A Preferred Stock and (ii) the Investors preemptive rights to participate in future Company issuances of its common stock or securities convertible into or exercisable for common stock. 2 2. Adjournment Proposal - approval of the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposal. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000342562_1 R1.0.1.15 0 0 0 0 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com SUPERIOR INDUSTRIES INTERNATIONAL, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF SHAREHOLDERS AUGUST 30, 2017 The undersigned hereby appoints Troy Ford and Nadeem Moiz, and each of them, as attorney agent and proxy of the undersigned, with full power of substitution, to vote all stock of SUPERIOR INDUSTRIES INTERNATIONAL, INC., which the undersigned are entitled to vote at the Special Meeting of Shareholders of said corporation to be held at Superior Industries International, Inc., 26600 Telegraph Road, Suite 400, Southfield, Michigan 48033 on Wednesday, August 30, 2017 at 8:30 a.m., EDT and at any and all postponements and adjournments thereof, as fully and with the same force and effect as the undersigned might and could do if personally thereat. PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE PROXY WILL BE VOTED FOR THE APPROVAL OF PROPOSAL 1 AND 2. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING. Continued and to be signed on reverse side
0000342562_2 R1.0.1.15